                                                                    EXHIBIT 10.4



                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 13th day of April, 1998, is entered into by and between Steven K. Passey ("Executive") and RealTrust Asset Corporation, a Maryland corporation ("Company"), and is effective as of and conditioned upon the completion of the Company's initial public offering of up to 5,750,000 Units, each Unit consisting of one share of Common Stock and One Stock Purchase Warrant ("IPO).

        WHEREAS, the Company desires to establish its right to the continued services of the Executive, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

1. Employment by the Company. The Company does hereby employ, engage and hire the Executive as Senior Vice President and Chief Financial Officer of the Company, and the Executive does hereby accept and agree to such hiring, engagement and employment. The Executive's duties shall be such executive and managerial duties as the Board of Directors of the Company or its subsidiaries shall from time to time prescribe and as provided in the bylaws of the Company. The terms of this Agreement shall be subject to the personnel policies of the Company as determined by the Board of Directors from time to time, except to the extent that any such policy would have a material adverse effect on the rights of the Executive under the terms of this Agreement. The Executive shall devote such time, energy and skill to the performance of his duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company's business. The Employee agrees, during the Term of this Agreement and any extension of this Agreement, to devote his entire business and professional time, attention, and energies exclusively to the business of the Company as shall be necessary, advisable or required to perform the duties of the Employee's position, and to conform to the rules, regulations, instructions, personnel practices and policies of the Company, as existing and amended from time to time by the Company or its Board. Furthermore, the Executive shall exercise due diligence and care in the performance of his duties to the Company under this Agreement.

2. Term of Agreement. The term ("Term") of this Agreement shall commence on the date of the closing of the IPO (the "Effective Date") and shall continue through April 13, 2001; provided, however, that on each April 13 commencing April 13, 2001 the Term of the Agreement shall automatically be extended for one additional year unless, not later than three months prior to any such April 13, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement.

3.      Compensation.

        a. Base Salary. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for his services to the Company beginning on the Effective Date, a base salary at the rate per annum to be determined by the Compensation Committee of the Board of Directors and provided to the Executive in writing ("Base Salary"), which is subject to change upon thirty (30) days' notice and shall initially be set at One Hundred Twenty Thousand Dollars ($120,000.00) and is subject to Annual Review by the Board of Directors. Base Salary is payable in equal biweekly installments or at such other time or times as the Executive and Company agree.

        b. Performance Bonus. The Executive shall be entitled to receive an incentive performance bonus equal to 7% of the Bonus Incentive Compensation Plan established by the Company ("Bonus"), which, during the initial Term of this Agreement, shall substantially reflect the provisions set forth in Exhibit A, provided, however, that such Bonus shall not exceed the Executive's Base Salary unless the Board otherwise determines. The Executive shall be entitled to receive the Performance Bonus provided he is employed at the time of its distribution.

        c. Incentive Stock Options. At the Effective Date, the Company shall grant Executive options to purchase 5,000 shares of the Company's Common Stock at an exercise price equal to the IPO price. Such options shall vest and become exercisable only as provided in the Company's 1998 Stock Option Plan, subject to the completion of the Company's planned IPO.

        d. Annual Review. The Compensation Committee of the Company's Board of Directors shall, at least annually, review the Executive's entire compensation package to determine whether it continues to meet the Company's compensation objectives. Such annual review will include a determination of whether to increase (i) the Base Salary set forth in Section 3(a) and (ii) the incentive performance bonus to be awarded in accordance with Section 3(b).

4. Fringe Benefits. The Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees at an appropriate level for the duties of the officer, and the Executive shall be entitled to receive such other fringe benefits as may be granted from time to time by the Company's Board of Directors or its Compensation Committee.

        a. Benefit Plans. The Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits available to other executive employees of the Company at an appropriate level for the duties of the office, subject to any restrictions (including waiting periods) specified in such plans. The Company shall make commercially reasonable efforts to obtain medical and disability insurance, and such other forms of insurance as the Board of Directors shall determine, for its employees.

        b. Vacation. The Executive shall be entitled to three (3) weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies.

5. Business Expenses. The Company shall reimburse the Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by the Executive on behalf of the Company.

6.      Termination of Executive's Employment.

        a. Death. If the Executive dies while employed by the Company, his employment shall immediately terminate. The Executive's compensation and benefits shall be determined in accordance with Section 8 below.

        b.  Disability.

               (i) If, as a result of the Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months, and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, the Executive's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which the Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Executive his Base Salary and Bonus at the rate in effect at the commencement of such period of Disability. Subsequent to such termination, the Executive's compensation and benefits upon termination by Disability shall be determined in accordance with
Section 8 below.

                (ii) If, however, as a result of the Executive's partial incapacity due to physical or mental illness in which Executive shall not have been absent from his duties for six consecutive months and shall have returned to work on a full-time basis but is not able to perform at the same level as when hired and/or is not able to perform the same functions for which originally hired ("Partial Disability"), the Company shall make reasonable efforts to accommodate the Executive's Partial Disability by modifying his job description appropriately, together with a commensurate adjustment in compensation; provided, however, the Company shall be required to so continue the employment of the Executive in the event of a Partial Disability of the Executive only if the Company determines, in its sole discretion, that it can create a position for which the Executive would be suited and that would be economically advantageous to the Company.

        c. Termination by the Company for Cause. The Company may terminate the Executive's employment under this Agreement for "Cause," at any time prior to expiration of the Term of the Agreement, only in the event of (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive in respect of his fiduciary obligations or otherwise relating to the business of the Company, (ii) the Executive's material breach of this Agreement, or (iii) the Executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement. In such a case, the Executive's employment under this Agreement may be terminated immediately without any advance written notice, and the Company's obligation to pay the Executive's Base Salary will cease and the Company shall have no obligation to pay any Bonus or Fringe Benefits which may have accrued or vested as of the termination date.

        d. Termination by the Executive. The Executive may at any time during the Term of this Agreement terminate his employment hereunder for any reason or no reason by giving the Company notice in writing not less than one hundred twenty (120) days in advance of such termination. Except as may be provided in Sections 9 and 10, the Executive shall have no further obligations to the Company after the effective date of termination, as set forth in the notice. In the event of a termination by the Executive under this paragraph, the Company will pay only the portion of Base Salary or previously awarded Bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms, but no additional accrual or vesting will take place.

7. Compensation upon Termination by the Company upon Death, Disability or Without Cause. If the Executive's employment shall be terminated (i) by Executive's death, (ii) upon Executive's Disability or (iii) without cause, the Executive shall be entitled to the following benefits:

        a. Payment of Base Salary. The Company shall immediately pay the Executive any portion of the Executive's Base Salary or previously awarded Bonus not paid prior to the termination date.

        b. Severance Payment. The Company shall pay the Executive an amount (the "Severance Amount") equal to the one half of the Executive's current year Base Salary plus any actual Bonus compensation for the preceding fiscal year; provided, however, the Severance Amount shall not be less than Sixty Thousand Dollars ($60,000.00) nor more (once the minimum is reached) than one percent (1.0%) of the book value of the Company (i.e., the amount reported on the Company's balance sheet prepared in accordance with generally accepted accounting principles as stockholders' equity). The Severance Amount shall be payable immediately upon the termination date.

        c. Stock Options. Stock options owned by the Executive as of the termination date shall be exercisable in accordance with the Company's stock option plan and the applicable stock option agreements.

        d. Continuation of Fringe Benefits. From and after termination of the Executive's employment, the Company shall continue to provide the Executive with all life insurance and medical coverage fringe benefits set forth in Section 4 as if the Executive's employment under the Agreement had not been terminated until the earlier to occur of (i) such time as the Executive finds full-time employment or (ii) the expiration of one (1) year. Notwithstanding the immediately preceding sentence, if, as the result of termination of the Executive's employment, the Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one of the Company's benefit plans or the cost of providing such benefits exceeds two hundred percent (200%) of the cost of providing such benefits to other members of senior management, the Company, at the Company's option, shall (i) continue to provide the Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Executive and his dependents and beneficiaries were eligible under such plans immediately prior to the termination date or (ii) for any fringe benefit not so provided, the Company shall pay the Executive 200% of the cost of providing such fringe benefit to other members of senior management.

8. No Mitigation Required; No other Entitlement to Benefits under Agreement. The Executive shall not be required in any way to mitigate the amount of any payment provided for in Section 7, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in Section 7 be reduced by any compensation earned by the Executive as a result of employment with another employer after the termination date of employment, or otherwise. Except as set forth in Section 7, following a termination governed by Section 7, the Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive's employment under Section 7.

9.      Proprietary Information.

        a. Executive acknowledges that certain technological and other information may from time to time be disclosed to Executive by Company during the continuance hereof. Executive hereby acknowledges that all such information and technology, whether currently existing or hereafter developed by Company through or involving the services and efforts of Executive hereunder, shall at all times consist of and be preserved by Executive as valuable trade secrets and confidential information which is proprietary to and owned exclusively by Company, and that Executive does not have, and shall not have or hereafter acquire, any rights in or to any of such information and technology, including without limitation any patents, inventions, discoveries, know-how, trademarks or trade names used or adopted by Company in connection with the design, development, manufacture, or marketing of any financial or mortgage products which at any time during the continuation hereof may be offered or sold by Company. Executive further warrants and agrees that he shall not at any time, whether during the continuance of this Agreement or after its expiration or earlier termination, whether by Executive or by Company, in any manner or form, directly or indirectly, use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any portion of any such information or technology, nor use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any other confidential information concerning Company, or any customers or products of Company, to any person, firm or entity.

        b. Executive acknowledges that the Company possesses information obtained from its customers and clients ("Customer Confidences"). Executive agrees never to make use of Customer Confidences for any use not expressly authorized by the Customer whose Customer Confidences are in question.

        c. The Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records and other documents ("Company Materials") used, prepared or made available to the Executive, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

        d. Executive agrees that the terms of this Section 9 will survive the term of this Agreement and will continue in full force and effect throughout his tenure with the Company in any capacity, whether as an employee, officer, director or outside consultant.

10. Competition. During the Term hereof, Executive shall not, without Company's prior written consent, directly or indirectly engage in any business activity, or have any interest in any person, firm or other entity engaged in any business activity, in which Company at the time is engaged or is planning to engage. During the Term hereof and for a period of two (2) years thereafter, Executive shall not directly or indirectly: (a) divert or take away or solicit or attempt to divert or take away any of Company's customers, including without limitation those customers with whom Executive became acquainted while retained by Company;
(b) employ, or knowingly permit any business entity controlled by Executive to employ, any person who during the period of twelve (12) months immediately preceding such time has been employed by Company; (c) solicit or otherwise seek to induce any employee of Company to leave his or her employment with the Company; or (d) undertake planning for or organization of any business activity that will injure Company's business, or conspire with employees of Company for the purpose of organizing any such injurious business activity. Executive agrees that the terms of this Section 10 will survive the term of this Agreement and will continue in full force and effect throughout his tenure with the Company in any capacity, whether as an employee, officer, director or outside consultant. However, this Section 10 shall not continue after termination of employment in the event that the Company terminates Executive without Cause.

11. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

        If to Company:       RealTrust Asset Corporation
                             Attn:  Board of Directors
                             2855 E. Cottonwood Parkway
                             Salt Lake City, UT 84121
                             Phone: (801) 365-3000
                             Fax:   (801) 365-3125

        If to Executive:     Steven K. Passey
                             1004 East 320 South
                             Layton, UT  84041

Either party may change such party's address for notices by notice duly given pursuant hereto.

12. Attorneys Fees. In the event judicial determination is necessary of any dispute arising as to the parties' rights and obligations hereunder, each party shall have the right, in addition to any other relief granted by the court, to attorneys' fees based on a determination by the court of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

13. Termination of Prior Agreements. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

14. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

15. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Utah.

16. Entire Agreement; Headings. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

18. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19. Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by Maryland Law and the Bylaws of the Company.

20. Counterparts. This Agreement may be executed in counterparts.


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

         "Company"                                     "Executive"

  RealTrust Asset Corporation,                         Steven K. Passey
  a Maryland corporation


  By: ________________________________         _________________________________
         John D. Fry                                   Steven K. Passey
         President and Chief Executive
         Officer

                                    EXHIBIT A

                        BONUS INCENTIVE COMPENSATION PLAN

        The Bonus Incentive Compensation Plan shall be effective commencing upon closing of the Company's initial public offering ("IPO"). The annual bonus pursuant to the Bonus Incentive Compensation Plan will be paid one-half in cash and one-half in shares of Common Stock of the Company, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by shareholder return on equity ("ROE") as follows:

     ROE/(1)/ in Excess of Base Rate/(2)          Bonus as % of Average Net
                                                  Worth/(3)/ Outstanding

     Zero or less                                 0%

     Greater than 0% but less than 6%             10% * (actual ROE - Base Rate)

     Greater than 6%                              (10% * 6%) + 15% * (Actual
                                                  ROE - (Base Rate + 6%))


         Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of Common Stock, with the number of shares to be calculated based on the average price per share during the preceding year.

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/(1) /"ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the Company's monthly Net Income (adjusted to an annual rate) by its Average Net Worth for such month. For such calculations, the "Net Income" of the Company means the net income or net loss of the Company determined according to GAAP, but after deducting any dividends paid or payable on preferred stock issued after the IPO and before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the Bonus Incentive Compensation Plan, and is not related to the actual distributions received by stockholders. The bonus payments will be made before any income distributions are made to stockholders.

/(2) /"Base Rate" is the average for each month of the Ten-Year U.S. Treasury
     Rate, plus 4%.

/(3) /"Average Net Worth" for any month means the arithmetic average of the sum of (i) the net proceeds from all offerings of equity securities by the Company since formation (but excluding any offerings of preferred stock subsequent to the IPO), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus
     (ii) the Company's retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.